EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Record Earnings For Third Quarter 2016

Sparta, Michigan – October 26, 2016 – ChoiceOne Financial Services, Inc. (OTC:COFS), the parent company for ChoiceOne Bank, reported net income of $1,683,000 for the third quarter of 2016 compared to $1,450,000 in the same period in 2015. Earnings per share were $0.52 in the third quarter of 2016 compared to $0.44 in the third quarter of the prior year. Net income for the first nine months of 2016 was $4,402,000 or $1.34 per share, compared to $4,523,000 or $1.37 per share in the first nine months of 2015.

“We are extremely pleased to announce our third quarter results as they represent ChoiceOne’s best quarter in our 118-year history with $1,683,000 in earnings,” said Kelly Potes, Chief Executive Officer of ChoiceOne Financial Services, Inc. “Opening our Grand Rapids loan production office has had a positive effect, and we believe has prepared the bank for even further growth.”

Total assets as of September 30, 2016, increased to $599 million, compared to $568 million as of December 31, 2015. Securities have grown $23.2 million and net loans have grown $19.6 million since the third quarter of 2015 as ChoiceOne emphasized growth in earning assets. Total deposits grew by $13.6 million in the third quarter of 2016 while borrowings declined by $6.3 million in the same time period.

ChoiceOne saw growth in both loans and securities during the third quarter of 2016, leading to interest income that was $296,000 higher in the third quarter of 2016 than interest income in the third quarter of 2015. Interest income was up $677,000 for the first nine months of 2016 compared to the same period of the prior year. ChoiceOne also continued to show loan recoveries in excess of loan charge-offs in the first nine months of 2016, and as such, no provision expense was considered necessary. Net interest income after provision during the third quarter of 2016 exceeded net interest income from the third quarter of 2015 by $306,000.

Increased activity in sales of loans drove the overall balance of noninterest income in the third quarter of 2016 to surpass noninterest income during the third quarter of 2015 by $105,000. This was offset by a decline in gain on sale of securities during the third quarter of 2016 compared to the third quarter of 2015, despite growth in the unrealized security gains during the quarter. Noninterest expense increased $67,000 in the third quarter and $721,000 in the first nine months of 2016 compared to the same periods in the prior year. The expense growth was due in part to expansion and additional salary costs tied to the development of the new Grand Rapids loan production office.

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“Our commitment to community banking continues to bring value to the communities we serve as well as our shareholders,” said Potes. “As we focus on growing our bank and maintaining the positive trends in our financials, I am excited for the future of ChoiceOne.”

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 12 full service offices and one loan production office in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary and the amount of any impairment) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015. These and other factors are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616)887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

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Condensed Balance Sheets
(Unaudited)

(In thousands)	9/30/2016	6/30/2016	12/31/2015	9/30/2015
Cash and Cash Equivalents	$12,644	$13,466	$11,188	$12,387
Securities	180,696	178,360	163,323	157,516
Loans Held For Sale	2,838	2,734	4,957	2,559
Loans, Net of Allowance For Loan Losses	358,326	352,946	345,110	338,730
Premises and Equipment	12,394	11,872	12,119	11,885
Cash Surrender Value of Life Insurance Policies	12,526	12,438	12,261	12,172
Goodwill and Other Intangible Assets	13,771	13,883	14,108	14,219
Other Assets	5,469	4,724	4,680	5,323

Total Assets	$598,664	$590,423	$567,746	$554,791

Noninterest-bearing Deposits	$123,609	$124,134	$122,937	$114,805
Interest-bearing Deposits	353,778	339,687	351,759	352,291
Borrowings	44,350	50,695	20,792	15,049
Other Liabilities	3,348	3,510	2,416	3,145

Total Liabilities	525,085	518,026	497,904	485,290

Shareholders’ Equity	73,579	72,397	69,842	69,501

Total Liabilities and Shareholders’ Equity	$598,664	$590,423	$567,746	$554,791

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Condensed Statements of Income
(Unaudited)

	Quarter Ended		Nine Months Ended
(In Thousands, Except Per Share Data)	9/30/2016	9/30/2015	9/30/2016	9/30/2015
Interest Income
Loans, including fees	$4,210	$4,015	$12,293	$11,945
Securities and other	957	856	2,833	2,504
Total Interest Income	5,167	4,871	15,126	14,449

Interest Expense
Deposits	190	222	599	663
Borrowings	46	24	126	92
Total Interest Expense	236	246	725	755

Net Interest Income	4,931	4,625	14,401	13,694
Provision for Loan Losses	—	—	—	100

Net Interest Income After Provision for Loan Losses	4,931	4,625	14,401	13,594

Noninterest Income
Customer service charges	1,030	1,092	3,020	3,137
Insurance and investment commissions	290	219	740	852
Gains on sales of loans	508	308	1,345	1,120
Gains on sales of securities	28	155	255	208
Earnings on life insurance policies	88	87	265	562
Other Income	121	99	334	225
Total Noninterest Income	2,065	1,960	5,959	6,104

Noninterest Expense
Salaries and benefits	2,542	2,323	7,519	6,835
Occupancy and equipment	626	598	1,959	1,786
Data processing	556	558	1,654	1,689
Professional fees	232	263	700	776
Other expenses	713	860	2,535	2,560
Total Noninterest Expense	4,669	4,602	14,367	13,646

Income Before Income Tax	2,327	1,983	5,993	6,052
Income Tax Expense	644	533	1,591	1,529

Net Income	$1,683	$1,450	$4,402	$4,523

Basic Earnings Per Share	$0.52	$0.44	$1.34	$1.37
Diluted Earnings Per Share	$0.52	$0.44	$1.34	$1.37

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